Exhibit 99.2

READY CAPITAL CORPORATION TO ACQUIRE MOSAIC REAL ESTATE CREDIT November 4, 2021

2 Disclaimer These materials and any presentation of which they form a part are neither an offer to sell, nor a solicitation of an offer to purchase, an interest in Ready Capital Corporation (“Ready Capital,” “RC,” or the “Company”). Neither the Company nor any of its representatives or affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of the information contained herein and Company and its representatives disclaim all liability to the Recipient relating to, or resulting from, the use of this information. Nothing contained in this document is, or shall be relied upon as a promise or representation as to the past, current or future performance of Company. There is no guarantee that any of the estimates, targets or projections illustrated in these materials and any presentation of which they form a part will be achieved. Any references herein to any of the Company’s past or present investments or its past or present performance, have been provided for illustrative purposes only. It should not be assumed that these investments were or will be profitable or that any future investments by the Company will be profitable or will equal the performance of these investments. Past performance is not indicative of future results and there can be no assurance that the Company will achieve comparable results in the future. This presentation contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, applicable regulatory changes; general volatility of the capital markets; changes in the Company’s investment objectives and business strategy; the availability of financing on acceptable terms or at all; the availability, terms and deployment of capital; the availability of suitable investment opportunities; changes in the interest rates or the general economy; increased rates of default and/or decreased recovery rates on investments; changes in interest rates, interest rate spreads, the yield curve or prepayment rates; changes in prepayments of Company’s assets; the degree and nature of competition, including competition for the Company's target assets; risks related to integrating a constructing lending platform; risks related to the origination and ownership of construction loans and other assets, which are typically short-term loans that are subject to additional risks as compared to loans secured by existing structures or land; risks relating to the COVID-19 pandemic and its effect, including the responses of governments and industries, on the construction sector and projects; and other factors, including those set forth in the Risk Factors section of the Company's most recent Annual Report on Form 10-K filed with the SEC, and other reports filed by the Company with the SEC, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. This presentation also contains market statistics and industry data which are subject to uncertainty and are not necessarily reflective of market conditions. These have been derived from third party sources and have not been independently verified by the Company or its affiliates. All material presented is compiled from sources believed to be reliable and current, but accuracy cannot be guaranteed. All data is as of June 30, 2021, unless otherwise noted. This presentation includes certain non-GAAP financial measures, including Distributable Earnings. These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures in accordance with GAAP. Please refer to the Appendix for the most recent GAAP information.

3 Agenda I. Ready Capital & Waterfall Asset Management Overview II. Mosaic Real Estate Credit Overview III. Transaction Summary and Benefits to RC Shareholders and Mosaic Investors

Ready Capital and Waterfall Asset Management Overview

Ready Capital Corporation

READY CAPITAL

Overview of Ready Capital

- Ready Capital Corporation (NYSE: RC) ("Ready Capital") is a multi-strategy real estate finance company that acquires, originates and services commercial real estate loans ("CRE") and securities and is structured as a real estate investment trust ("REIT")
- Ready Capital specializes in small balance commercial ("SBC") loans, including agency multi-family, investor and bridge as well as SBA 7(a) business loans
  - Loans range in original principal amounts generally up to $35 million
- Headquartered in New York, NY, Ready Capital employs over 400 lending professionals nationwide and is externally managed and advised by Waterfall Asset Management, LLC

Key Statistics (1)

$8,977 million Total Assets	**$1,105 million** Market Capitalization
$14.87 Book Value Per Share	**10.8%** Dividend Yield
$1,288 million Total Equity	**10.0%** Return on Equity (3)

Investment Portfolio Breakdown (1) (2)



SBA Originations, Acquisitions & Servicing
SBC Originations - Bridge
SBC Originations - Fixed Rate
Loan Acquisitions
Residential Mortgage Banking
SBC Originations - Freddie Mac
34%
31%
14%
13%
7%
1%

Diverse and Complementary Business Segments

SBC Loan Originations & Acquisitions

- Investor SBC lending across 7 products (bridge to stabilized properties) & portfolio acquisitions
- $4.8 billion portfolio with 4-6% target coupon

Small Business Lending

- Owner occupied SBC lending through SBA 7(a), USDA & unsecured small business. 1 of 14 non-Bank 7(a) SBA lenders
- $648 million portfolio with target coupon of Prime + 200 – 275 bps

Residential Mortgage Banking

- Agency residential mortgage loan originations and servicing focused on agency market
- $10.4 billion servicing rights portfolio with target low-teens levered return

Source: Company Website; Management; FactSet; S&P Capital IQ Pro
(1) Ready Capital portfolio metrics as of June 30, 2021 and market data as of November 3, 2021
(2) Includes loans, MBS, servicing assets, JV investments, real estate owned and purchased future receivables
(3) Return on Equity is an annualized percentage equal to quarterly net income over the average monthly total stockholders' equity for the period

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6 Proven Track Record of Successful Transactions Source: Company Filings Note: The Mosaic Real Estate Credit merger has been announced but not yet closed and remains subject to each party’s respective investors’ approval of the transaction and customary closing conditions October 31, 2016 Reverse Merger November 8, 2018 Merger October 31, 2019 Acquisition December 9, 2020 Merger August 3, 2021 Acquisition November 3, 2021 Merger Ready Capital is one of the most active and successful acquirers in the mortgage REIT sector, having completed five transactions since 2016, including three public company mergers SBC Lending and Investing SBC Lending and Investing SBC Lending Technology Residential Mortgage Multifamily Affordable Housing Structured Real Estate Finance Increased Scale and Diversification Created the Only SBC-focused Public Specialty Finance Company at the Time Increased Scale and Growth Expanded Capital Base to Over $750M to Support SBC Lending Growth Targets Increased Efficiency and Product Offerings Expanded Platform to Small Businesses and Improved Lending Platform Efficiency Increased Scale and Liquidity Enabled Efficiencies to Support Growth into a Diversified, Industry-Leading Mortgage REIT Increased Diversification and Growth Expanded Capabilities and Demonstrated Commitment to Affordable Housing Increased Scale and Diversification Growing Capital Base to Over $1.7B and Expanding Platform into Construction Finance Date / Structure Industry Subsector Highlights Ready Capital’s Multidimensional Platform Offers Unique Value Proposition Highly diversified portfolio yielding compelling growth opportunities Differentiated scale and strong origination volume driving attractive ROEs History of seamlessly integrating acquisitions

7 Track Record of Value Creation $875 million of Debt and Equity Capital Raised and 12 Securitizations Completed(2) 3-Year Total Return 157.6% Growth in Distributable Earnings between 3Q18 and 2Q21 184.7% Growth in Quarterly Origination Volume between 3Q18 and 2Q21 The contemplated transaction would provide additional scale and capital to continue the execution of Ready Capital’s diversified and successful business strategy Source: FactSet; S&P Capital IQ Pro; Company Filings Note: Market data as of November 3, 2021 (1) Peer Average includes STWD, BXMT, ARI, ABR, ACRE, and LADR (2) Between October 2018 and October 2021 (1)

KEY MANAGEMENT Thomas Capasse Managing Partner, Co-founder Jack Ross Managing Partner, Co-founder Waterfall – A Successful & Proven Asset Manager ABS 35% Loan 29% RC 35% PE 1% * As of August 16, 2021 (1) Waterfall has agreed in the side letter agreement that, for so long as the management agreement is in effect, neither it nor any of its affiliates will (i) sponsor or manage any additional investment vehicle where the Company does not participate as an investor whose primary investment strategy will involve SBC mortgage loans, unless Waterfall obtains the prior approval of a majority of the Company's board of directors (including a majority of its independent directors), or (ii) acquire a portfolio of assets, a majority of which (by value or UPB) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC ABS), unless the Company is first offered the investment opportunity and a majority of its board of directors (including a majority of its independent directors) decide not to acquire such assets. Waterfall consists of a dedicated team of 71 investment professionals who have extensive experience in SBC distressed asset acquisition, loan origination, asset management and capital markets Permanent Capital GROUP EMPLOYEES* Investment Professionals 71 Finance and Operations 74 Legal/Compliance/HR/Business Dev. 16 • SEC-registered credit investment advisor founded in 2005 • Top 10 global manager with focus on real estate loans & ABS • Principals were early pioneers of the ABS industry with 60+ years combined experience o Co-founders started Merrill Lynch ABS business in 1980s and worked together for 20 years • RC has the right of first refusal on all SBC loans sourced by WAM(1) Total GAV $25.3B 8

Mosaic Real Estate Credit Overview

An Introduction to Mosaic Real Estate Credit

READY CAPITAL

MOSAIC
REAL ESTATE INVESTORS

Overview of Mosaic

- Co-founded in 2015 by Ethan Penner, Mosaic Real Estate Credit is a privately held, U.S. real estate structured finance opportunities fund that seeks to generate superior risk-adjusted returns through the origination and purchase of real estate debt and related instruments

Mosaic Investment Strategy

- Mosaic's portfolio is largely represented by the following investment strategies: (i) Construction Lending, (ii) Preferred Equity Light Value-Add Multi-family, (iii) Pre-Construction Development Finance, and (iv) Large Lot Residential Land Finance

- Mosaic focuses on lending to and investing with real estate operators with proven track records; in the underwriting and structuring of its investments, heavy emphasis is placed upon the viability of the real estate and the staying power that Mosaic has to ride out any macroeconomic downturns

- Mosaic is well known in the industry for its reliability, creativity, and speed of execution; this combination, combined with its orientation to focus on meeting unmet needs in the market, has enabled its team to become a premier "first call" lender and to foster significant relationships with operators and brokers

- Mosaic's investment process is governed by stringent risk management, fundamental value analysis, portfolio diversification, and diligent structuring and underwriting

Investment Portfolio Highlights (1)

32 Total Number of Investments	**$565 million (2)** Total Funded Commitments

Total Originations Since Inception



$43M
$311M
$532M
$1,013M
$2,298M
$2,534M
2015
2016
2017
2018
2019
2020

Portfolio Breakdown (3)

Asset Type



Office, 3.2%
Industrial, 2.5%
Lodging, 14.8%
Land, 30.0%
Mixed Use, 20.2%
Residential, 29.4%

Seniority



2nd Lien, 1.9%
Preferred Equity, 22.7%
Senior Secured 1st Lien, 75.4%

Source: Company Website; Management
(1) Mosaic portfolio metrics as of June 30, 2021
(2) Solely with respect to those entities that are part of the proposed merger
(3) Represents percentage of Mosaic total funded loan commitment

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11 Mosaic Portfolio Summary as of June 30, 2021 Investment Portfolio Breakdown by Loan Type (1) 56.9% 22.7% 18.4% 1.9% Const. Financing Preferred Equity Pre-Dev Loan Mezzanine Funded Commitment: $565M Investment Portfolio Breakdown by Loan Characteristic (1) Investment Type Use of Proceeds Loans by Size Loans by U.S. Geography Source: Management (1) Represents percentage of Mosaic total funded loan commitment 55.7% 17.3% 8.4% 7.6% 7.4% 3.2% 0.4% Construction Acquisition Reposition Pre-Development Pre-Development Land Land Lease-up Commissions & Tenant Improvements Acquisition, Capital Expenditures, Tax & Insurance 19.0% 32.7% 20.4% 27.9% <$25M $25 - $50M $50 - 75M $75M + 38.4% 18.0% 13.3% 9.3% 9.2% 11.9% West Coast Southeast Southwest Northwest Northeast Other

Transaction Summary and Benefits to RC Shareholders & Mosaic Investors

Transaction Summary

READY CAPITAL

Transaction Summary	• Stock-for-stock merger between Ready Capital Corporation (NYSE: RC) and Mosaic Real Estate Credit, LLC and certain parallel investment vehicles, including Mosaic Real Estate Credit TE, LLC and MREC International Incentive Split LP (a subsidiary of Mosaic Real Estate Credit Offshore, LP) (collectively, "Mosaic" or "MREC")
Mosaic Existing Portfolio (1)	• $565 million of funded assets • $552 million of consolidated shareholders' equity

Total Consideration	• Mosaic shareholders will receive stock consideration based on an adjusted book-for-book exchange
	  ○ Respective book values calculated at a future determination date
	  ○ Mosaic's adjusted book value reflects $98.9 million discount
	  ○ Implied upfront consideration of ~$471 million or 30.344 million shares based on June 30, 2021 financials (2)
	• In addition to upfront stock consideration, Mosaic shareholders will receive a Contingent Equity Right ("CER")
	  ○ The CER will be structured to allow Mosaic shareholders to participate in up to 90% of associated asset recoveries related to the initial discount
	  ○ Additionally, CER holders entitled to receive accrued dividends associated with stock being delivered
	  ○ CER consideration and dividends will be determined at end of a three-year term and delivered in stock

Pro Forma Ownership	• ~70% current Ready Capital shareholders / ~30% current Mosaic shareholders
External Manager	• Following consummation of the merger, Ready Capital's current external manager, Waterfall Asset Management, LLC ("Waterfall"), will continue to serve as the external manager of the pro-forma entity
Governance & Social Matters	• Ready Capital's senior management team will remain the senior management of the combined company • Ready Capital's board of directors will be increased by one member and one designated Mosaic director will be nominated to Ready Capital's board • Ready Capital and/or its affiliates intend to offer employment to substantially all of Mosaic's employees, and Mosaic's external manager will remain a separate company and will not be part of the merger
Required Approvals	• Approvals of Ready Capital stockholders and Mosaic investors required; customary regulatory consents and approvals
Expected Closing	• Closing of the transaction is expected in the first quarter of 2022

Note: Implied merger consideration and pro-forma ownership based on estimated June 30, 2021 book value and Ready Capital share price as of November 3, 2021
(1) Mosaic existing portfolio metrics as of June 30, 2021; (2) Based on each company's respective adjusted book value per share as calculated prior to closing and defined in the Transaction Agreement

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14 Strategic Investment Opportunity Opportunity to acquire market leading commercial real estate investment platform focused on providing differentiated capital solutions across the middle market sector with an emphasis on construction lending Diverse portfolio of construction loans, preferred equity and pre-construction development financing with complementary risk profile Attractive portfolio yields of 10%+ resulting in strong, predictable cash flows Ability to add new SBC construction lending platform with a focus on high conviction sectors including multi-family and industrial collateral, unique among other SBC lenders Added scale accelerates ability to grow assets across core investment channels Experienced origination and asset management teams with deep industry experience

Compelling and Attractive Combination

READY CAPITAL

($ in Millions)

	READY CAPITAL	MOSAIC REAL ESTATE INVESTORS	Pro-Forma Combined Company
Invested Assets (1)	$5,705	$565	~$6,270

Investment Portfolio by Investment Type

READY CAPITAL

- SBC Loan Originations and Acquisitions ($4,778M)
- Small Business Lending ($648M)
- Residential Mortgage Banking ($279M)



4.9%
11.4%
83.8%

MOSAIC REAL ESTATE INVESTORS

- Const. Financing ($321M)
- Preferred Equity ($128M)
- Pre-Dev Loan ($104M)
- Mezzanine ($11M)



1.9%
18.4%
22.7%
56.9%

Pro-Forma Combined Company

- SBC Loan Originations and Acquisitions ($5,343M)
- Small Business Lending ($648M)
- Residential Mortgage Banking ($279M)



4.5%
10.3%
85.2%

Investment Portfolio by Seniority

READY CAPITAL

- First Mortgage ($5,666M)
- Subordinated Mortgage ($40M)



0.7%
99.3%

MOSAIC REAL ESTATE INVESTORS

- Senior Secured 1st Lien ($426M)
- Preferred Equity ($128M)
- 2nd Lien ($11M)



1.9%
22.7%
75.4%

Pro-Forma Combined Company

- First Lien ($6,091M)
- Preferred Equity ($128M)
- Subordinated ($51M)



2.0% 0.8%
97.1%

	READY CAPITAL	MOSAIC REAL ESTATE INVESTORS	Pro-Forma Combined Company
% CRE	95.1%	100.0%	~95.5%
Total Equity (2)	$1,288	$552	~$1,727
ROE (3)	10.0%	10.2%	~10.7%

Source: Company Filings

Note: Financial information and portfolio level data as of June 30, 2021

(1) Total Invested Assets for Ready Capital based on unpaid principal balance and excludes Paycheck Protection Program loans; (2) Pro-Forma Combined Company Equity estimated based on June 30, 2021 book values adjusted for certain transaction expenses and the portfolio discount of $98.9 million; (3) Return on Equity calculated as annualized percentage equal to MRQ net income divided by total stockholders' equity

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Differentiated, Multi-Channel Mortgage REIT

READY CAPITAL

- ✓ **The combination of Ready Capital and Mosaic would position the combined company as the 7th largest commercial mortgage REIT and establishes a unique platform poised for long-term, organic growth across diversified origination channels**
- ✓ **The combined company will have the ability to provide capital solutions across the full life cycle of commercial real estate investing**
- ✓ **The combined company will continue to have three diverse segments and Ready Capital will continue to allocate capital opportunistically to the highest ROE businesses across the economic cycle**
- ✓ **Continue to operate as largest non-bank lender to both investors in and owners of SBC properties with pro-forma market capitalization over $1.6 billion (1)**
- ✓ **All-weather investment strategy as a direct lender and acquirer of bulk portfolios, including distressed**
- ✓ **$1.7 billion (2) equity capital supporting $6.3 billion (3) portfolio of over 5,700 loans diversified across 50 states & Europe with 99% senior lien**

	Pro Forma SBC Loan Originations & Acquisitions		Small Business Lending	Residential Mortgage Banking
	SBC Loan Originations & Acquisitions	Mosaic		
Products	Investor SBC lending across 7 products (bridge to stabilized properties) & portfolio acquisitions	Middle-market lending focused on construction, preferred equity multifamily, and pre-construction development finance	Owner occupied SBC lending through SBA 7(a), USDA & unsecured small business. 1 of 14 non-Bank 7(a) SBA lenders	Residential mortgage loan originations and servicing focused on agency market
Strategy	NIM from retained SBC portfolio supplemented by gain on sale income from Agency production	Opportunistic originations to borrowers with proven track record in densely populated cities	Revenue from gain on secondary market sale, net interest income and servicing fees on retained interest	Revenue from gain on sale of production and servicing fees from retained MSR
Portfolio Size (4)	$4.8 billion	$565 million	$648 million	$10.4 billion
Targeted Return	4 – 6%	8 – 10%	Prime + 200 – 275 bps	100 – 175 bps

(1) As of November 3, 2021 and calculated based on illustrative pro-forma shares of 101.730 million; (2) Inclusive of preferred stock and pro-forma based on June 30, 2021 stockholders' equity balances; (3) Excludes Paycheck Protection Program loans; (4) Portfolio Size as of June 30, 2021 and represents unpaid principal balance for SBC Loan Originations, Small Business Lending, and Residential Mortgage Banking businesses. Residential Mortgage Banking portfolio size includes servicing portfolio. Mosaic portfolio as of June 30, 2021 and represents funded loan balance

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$4.5 $4.2 $2.4 $2.3 $2.0 $1.8 $1.7 $1.5 $1.5 $1.4 $1.3 $1.3 $1.3 $0.9 Starwood Property Trust Blackstone Mortgage Trust Claros Mortgage Trust Apollo Commercial Real Estate Finance Arbor Realty Trust Franklin BSP Realty Trust Pro-Forma Ready Capital BrightSpire Capital Ladder Capital Corp TPG RE Finance Trust KKR Real Estate Finance Trust Hannon Armstrong Sustainable Infrastructure Capital Ready Capital Granite Point Mortgage Trust 17 Strategic Combination Overview Pro-Forma Equity Base Enhanced Capital Base Scale and Operating Efficiency Shareholder Liquidity Pro-Forma Entity Highlights 1. Significant capital base to fund cycle-proven, diversified investment strategy 2. Strong balance sheet and abundant liquidity 3. Highly scalable business model Note: Financial data as of June 30, 2021 for STWD, CMTG, FBRT, BRSP, HASI, RC, and GPMT and as of September 30, 2021 for BXMT, ARI, ABR, LADR, TRTX, and KREF; based on total stockholders’ equity (including preferred equity) (1) Pro forma shareholders’ equity based on June 30, 2021 pro forma total shareholder’s equity from proxy statement filed on September 22, 2021; (2) Shareholders’ equity base adjusted to include $108.8M common stock raise on October 27, 2021 ~$440 million of equity ($ in billions) (2) (1)

18 Benefits to Ready Capital Stockholders • $1.7B+ combined equity base allows for greater market presence and further optimization of funding sources • Access to incremental capital will enhance Ready Capital’s diversified investment strategy and capitalizes on the breadth of Waterfall’s capabilities Highly Accretive • Transaction expected to be accretive to core earnings and book value per share over the next 12 – 14 months (1) • Strong portfolio yields (10%+) resulting in improved distributable earnings profile Improved Cost Structure and Financial Position • Shareholders will benefit from potential cost and operational efficiencies resulting from increased scale of combined platforms • Further augments Ready Capital’s strong liquidity position Lower Leverage • Un-levered Mosaic portfolio results in immediate de-leveraging impact to Ready Capital • Opportunity to enhance yields through capital structure optimization strategies Growth Opportunities from Diversified Investments • Expands Ready Capital’s existing transitional lending into middle-market construction lending, which exhibits a complementary risk / return profile to the Company’s existing strategies and is attractive to borrowers in the current market • Ability to originate loans in new markets with strong borrower relationships Enhanced Scale and Market Presence Attractive Structural Features • CER structure creates strong alignment between Ready Capital and Mosaic to promote desired performance outcomes for discounted assets while protecting against adverse portfolio developments (1) Core earnings and book value per share accretion excludes the impact of Paycheck Protection Program loans and Paycheck Protection Program Liquidity Facility borrowings

19 Benefits to Mosaic Investors • Consideration in the form of Ready Capital shares provides current Mosaic investors enhanced shareholder liquidity (subject to the 12 month lock up at which time the shares automatically become tradeable on the NYSE) Partner With a Proven Track Record • Access to extensive expertise and resources of Ready Capital’s external manager, Waterfall Asset Management • Strong track record of successfully acquiring and integrating platforms, including three public company mergers Enhanced Scale and More Diversified Business Model • Diversified investment strategy provides differentiated ability to generate assets with attractive risk adjusted returns across cycles • Greater scale augments liquidity profile and enables access to additional funding sources to support development of asset portfolio Shareholder Liquidity Event • Potential to recover substantial portion of upfront credit marks through contingent equity rights mechanism Opportunity for Deferred Consideration • Ready Capital has track record of maintaining a stable book value and attractive ROE across market cycles • Benefit from larger and more consistent dividend Robust Operating Performance and Financial Position • Consideration mix creates powerful incentive structure for all parties to patiently optimize the embedded value of Mosaic’s portfolio Strong Future Alignment • Anticipated increase in dividend yield and reduction in expenses Increased Return Profile